Exhibit 99.2

Harrow Health, Inc.

Letter to Stockholders

May 11, 2021

To the Stockholders of Harrow Health, Inc.:

The first quarter of 2021 was our best financial quarter in company history.

Before I try to back-up the above statement with some data, it’s worth taking a moment to revisit my last Letter to Stockholders, particularly the first page, to provide context for this and future Letters to Stockholders. The fourth quarter 2020 letter was published nearly seven years after we began selling products, and it marked the end of the first major phase of the development of our company. It discussed how and why we built our platform, our commitment to innovation and customer service, our potential for future growth, and the strategic growth plan for our next major operational phase. Finally, in the last year or so, I made a few statements about Harrow that are worth reiterating:

1.	We are eyecare-focused.
2.	Revenues and profits from our market-leading ophthalmic compounding business have allowed Harrow to reach financial escape velocity, where, in theory, as we grow revenues, each new, incremental dollar of revenue should be more profitable than the prior.
3.	We intend to leverage our commercial and distribution platform, adding (a) new internally developed products from our pipeline and (b) “high value” externally developed products.
4.	We have a handful of active business development engagements to acquire, partner, or in-license FDA-approved or late-stage FDA-approvable ophthalmic drug candidates to drive inorganic growth.

Related to our ability to execute on Number 4 above, in the past, Harrow investors have asked me, “How are you going to transact on anything given your cash position?” In the last couple of months, we demonstrated that, in addition to driving operating efficiencies that increased profitability, we were able to significantly improve our cash position by selling a portion of our ownership in Eton Pharmaceuticals for $10 million, completing a $55 million unsecured senior notes offering, closing an $11 million preferred stock offering, and using a portion of the proceeds from these transactions to repay our previous senior lender and reduce our overall cost of capital. In the past few months, we built a record level of cash on our balance sheet without selling a single share of Harrow common stock. We are now positioned to, and focused on, executing on Number 4!

Financial Highlights and Key Metrics

Total revenues of $15.4 million for the first quarter of 2021 was an all-time high and was a 31% increase compared with $11.8 million for the same period in 2020 and up 6% from revenues of $14.6 million on a sequential-quarter basis. The increase in revenues for the first quarter of 2021 over the prior year is partially due to the impact of the COVID-19 pandemic, when revenues in the ImprimisRx business dropped significantly beginning in the last two weeks of the first quarter of last year. That said, our revenue expansion continues to be driven by growth in the number of customers we serve and the shipped unit volumes they purchased.

Gross margin of 75.6% for the first quarter of 2021 was another all-time high and an increase compared to 69% and 73% in the first quarter of 2020 and fourth quarter of 2020, respectively. This increase is primarily related to increased unit volumes sold, coupled with improved efficiencies on the production side of things.

Adjusted EBITDA (a non-GAAP measure) of $4.3 million for the first quarter of 2021 was another all-time high, a significant increase over the $414,000 reported in the prior-year quarter and better than the $4.0 million reported in the fourth quarter of 2020. A reconciliation of all non-GAAP financial measures in this letter begins on page 6.

Cash flow provided by operations for the first quarter of 2021 was another all-time high at $3.2 million, an increase of $3.75 million compared with cash flow used in operations of $550,000 in the prior-year period.

Operating income of $2.9 million for the first quarter of 2021 was another all-time high, compared with an operating loss of $628,000 during the same period last year and operating income of $2.6 million during the fourth quarter of 2020.

Segment contribution of $5.7 million for the first quarter of 2021 from our ImprimisRx brand was another all-time high, which included non-cash expenses related to depreciation, amortization, and stock-based compensation of $383,000, compared to $1.5 million in the prior-year period and $5.0 million in the fourth quarter of 2020. We believe segment contribution demonstrates the earnings power of the ImprimisRx business separately from other Harrow businesses, assets, and liabilities.

Revenue per shipping day of $245,000 in the first quarter of 2021 was another all-time high, compared to $182,000 in the prior-year quarter and $231,500 in the sequential quarter.

Net revenue per 503B order in the first quarter of 2021 increased to $2,118 per order compared with $1,833 per order in the fourth quarter of 2020, representing another all-time high.

Commissions from sales of DEXYCU units were $485,000 during the first quarter of 2021, another all-time high and an increase of 39% over the sequential quarter. We continue to believe that sales of DEXYCU by our ImprimisRx commercial team will increase and that we are well-positioned to continue to build on this base throughout 2021.

Sorry for all the “all-time highs” (just kidding), but the last all-time high I would like to mention is the driving force behind these record-setting metrics. The total number of product units we distributed reached 473,493 for the first quarter of 2021 – another all-time high – representing an increase of 25% over the prior-year quarter and 5% over the sequential quarter.

Selected highlights regarding operating results for the three months ended March 31, 2021, and for the same period in 2020 are as follows (in thousands, except per share data):

	For the Three Months Ended March 31,
	2021	2020
Total revenues	$15,443	$11,817
Cost of sales	(3,770)	(3,626)
Gross profit	11,673	8,191
Selling, general and administrative	(8,164)	(8,416)
Research and development	(592)	(403)
Total operating expenses	8,756	8,819
Income (loss) from operations	2,917	(628)
Total other expense, net	(2,700)	(12,295)
Income taxes	-	-
Net income (loss), including noncontrolling interests	$217	$(12,923)
Net loss attributable to noncontrolling interests	-	16
Net income (loss) attributable to Harrow Health, Inc.	$217	$(12,907)
Net income (loss) per share of common stock, basic	$0.01	$(0.50)
Net income (loss) per share of common stock, diluted	$0.01	$(0.50)

Our Vision

In the latter half of 2020, we began laying the groundwork for the second major phase of our development – a plan to become a leading U.S. eyecare company. There are three areas of focus in our plan:

1.	Focus on ophthalmic surgical, chronic, and acute care prescription pharmaceuticals;
2.	Serve institutional customers such as doctors, hospitals, and ambulatory surgery centers; and
3.	Continue to add high value FDA-approved products to our portfolio.

I believe if we are disciplined in the execution of our plan, which includes continuing to grow our core ophthalmic pharmaceuticals business, commercializing products in our development pipeline, and improving operating efficiencies, and we are successful in-licensing new high value FDA-approved or late-stage drug candidates that fit in well with our demonstrated commercial and distribution competencies, we will be positioned to not only fund further growth, but to eventually return cash to stockholders and even reduce our common stock share count.

All of this is now possible because of the progress we’ve made changing our financial structure, ensuring that we have adequate liquidity and the financial flexibility to pursue additional acquisitions and transactions, but also to meet future challenges. As mentioned in the introduction of this Letter, since the close of the first quarter, we have raised more than $75 million – and we did it without diluting common stockholders. On April 12, 2021, we sold approximately 1.5 million shares of our 3.5 million shares of Eton Pharmaceuticals, Inc. (Nasdaq: ETON) common stock, with net proceeds to the Company of approximately $9.6 million. On April 20, 2021, we closed an underwritten registered public offering of $50 million aggregate principal amount of 8.625% unsecured senior notes due 2026 and then, in May, closed on the underwriters’ over-allotment option to purchase an additional $5.0 million aggregate principal amount. In total, the senior note offering resulted in net proceeds to the Company of approximately $52.8 million. On May 5, 2021, the Company closed on an $11 million Series B Preferred offering, resulting in $10.7 million in net proceeds. We used $15.5 million to pay off our loan agreement with SWK Funding LLC, and the balance will be used to finance future acquisitions, investments in expanding our manufacturing and distribution capabilities, building out an analytical lab to lower our post-production quality assurance and quality control costs, and for general corporate purposes, including funding future strategic product acquisitions, related investments, and working capital.

What does all this mean for our stockholders? While there aren’t any financial guarantees in life or for Harrow stockholders, our team has what I would call a “better-than-just-decent” record of creating value when we have had modest amounts of cash to deploy. We used about $250,000 in Harrow cash to start Eton Pharmaceuticals, $350,000 to build Surface Ophthalmics, and we spent less than $1 million to create Melt Pharmaceuticals. In addition, we are days away from a regional launch of Visionology, which has incredible potential – and I believe it will be a great and valuable business soon. Lastly, ImprimisRx has been growing beautifully since its beginning. We did all of this over the past four years without any dilution to Harrow common stockholders. If, as Shakespeare says, “The past is prologue,” because we have a record of creating value from very little, we are excited to supplement our teams’ talents with our new cash resources. I believe the outcome of our efforts should be financially positive.

Investments and Royalties

Harrow Health currently holds equity positions in Eton Pharmaceuticals, Surface Ophthalmics, and Melt Pharmaceuticals, which are all former subsidiaries of Harrow Health. Visionology is currently a majority-owned Harrow Health subsidiary.

●	As mentioned above, this past April, we sold 1.5 million shares of our 3.5 million common shares of Nasdaq-listed Eton Pharmaceuticals (ETON), an orphan-drug focused pharmaceutical company we founded in 2017. We currently own approximately 2.0 million common shares, or approximately 8% of the issued and outstanding equity interests of Eton. As part of the recent stock sale, we entered into a lock-up agreement on our remaining Eton shares and are happy to remain a large shareholder of this exciting orphan-disease focused business.

●	We own approximately 30% of the equity interests in Surface Ophthalmics, which has three active clinical stage and potentially large market ocular surface disease programs at or beyond Phase 2 development. Surface recently announced that it had enrolled more than 50% of its targeted patients for its Phase 2 trial for SURF-100 for chronic eye disease. The landmark clinical trial will directly compare SURF-100 with the current leading treatments for dry eye disease, lifitegrast ophthalmic solution 5% (marketed as Xiidra®) and cyclosporine ophthalmic emulsion 0.05% (marketed as Restasis®). Surface is currently working on another round of funding, which we expect to complete in 2021. Harrow also owns royalty rights on all drug candidates that Surface is developing.

●	We own approximately 44% of the common stock in Melt Pharmaceuticals, which completed its Phase 1 study of its flagship drug candidate, MELT-100. This Phase 1 data established relative bioavailability and important pharmacokinetic parameters, including characterizing absorption rates following administration, and found that MELT-100 was well-tolerated by patients. With the Phase 1 study successfully meeting its objectives, Melt plans to finalize its clinical protocol in patients undergoing cataract surgery and begin enrolling patients in its Phase 2 clinical study in the third quarter of 2021. In addition to expecting to file two new Investigational new drug applications (INDs) this year, Melt is currently working on another round of funding, which we expect to complete this year. Harrow also owns royalty rights on all drug candidates that Melt is developing.

●	Visionology is the product of over three years of development work, and we are excited to announce that it is scheduled to launch regionally this week. Visionology is a direct-to-consumer eyecare platform that delivers a simple and seamless user experience to help patients manage their chronic eye diseases. Drew Livingston, Visionology’s CEO, has an extraordinary background in marketing, software development, and as the co-founder and former CEO of Doxy.me, the world’s largest SaaS-based telemedicine business, and brings tremendous expertise to Visionology. Our goal with Visionology is to drive value, transparency, and access to eyecare, and we are very excited about this revolutionary new technology that we believe will transform the way that consumers access eyecare products and services.

Closing

While I don’t want to get too far “over my skis” (as the saying goes), our numbers are better than they have ever been and are part of a positive trend we’ve seen over the last three quarters. Our products are innovative, affordable, and easy to buy – and it’s not easy to get into or stay in our business. Lots of customers are buying our products and telling their friends about how great our products work and how well we treat them. Our customers are using what they buy and re-ordering regularly. And because we have an efficient and simple business model, we make good money every time we transact. Based on what I just described in this paragraph, it wouldn’t matter if we were in the business of selling pens, potatoes, or peripherals – in my view, what I described is a good business any day of the week. Thanks to the diligence of our team and the support of our stockholders, I believe that today, and especially going forward, we have what one of my heroes of American business, Warren Buffett, might call a “wonderful business.”

Another positive comment is that we are seeing fewer artifacts of COVID-19 such as less week-to-week revenue volatility and “chunkiness.” Revenue trends during the last few months have given us added confidence that we are headed back to consistent and more predictable revenue growth. On that note, I want to emphasize that it’s a propitious time for us to be “operating on all cylinders” (or at least more cylinders than we’ve ever had going at the same time) because, according to an article published in mid-2020 by the Cornea and Refractive Surgery, Katzen Eye Institute, discussing the impact of COVID-19 and cataract procedures, “At 2-year post-suspension, the resulting backlog would be between 1.1 and 1.6 million [cataract surgery] cases.” In other words, there is a large number of cataract surgeries that need to get made up in the next few years. Importantly, a sizable part of our revenues come from cataract surgeries. Therefore, I anticipate that pent-up demand for ophthalmic procedures (especially cataract surgeries) that were delayed due to COVID-19 will result in increased revenues for our customers — which should result in increased revenues for Harrow.

We don’t expect things to always be rosy and for our key metrics to be linearly positive; however, the positive forces mentioned above, together with our robust acquisition and development pipeline, new operational efficiencies we continue to deploy as we improve on how we operate the business, and our newly fortified cash position, serve as the basis for our enthusiasm and excitement for the remainder of 2021 as we demonstrate the earnings capability of incremental revenue growth in the business, and the opportunity we see to build a much larger company over the longer term.

I can’t thank the employees of the Harrow family enough for their hard work and devotion to the Company. We have a team of talented professionals who demonstrate every day that the impossible can be possible when we work together with what I like to call a “Terminator-robot style” commitment to serving our customers.

We look forward to updating you on our progress in the next Letter to Stockholders in August of 2021.

Sincerely,

Mark L. Baum

Founder and Chief Executive Officer

Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA and/or adjusted earnings. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All ImprimisRx compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net income (loss) excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment losses, net, gain on forgiveness of debt, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income, for the three months ended March 31, 2021, and for the same period in 2020 (in thousands):

	For the Three Months Ended March 31,
	2021	2020
GAAP net income (loss)	$217	$(12,907)
Stock-based compensation and expenses	855	533
Interest expense, net	513	560
Income taxes	-	-
Depreciation	464	448
Amortization of intangible assets	40	45
Investment losses, net	4,154	11,735
Gain on forgiveness of debt (1)	(1,967)	-
Adjusted EBITDA	$4,276	$414

(1)	Gain on forgiveness of Paycheck Protection Program loan administered by the U.S. Small Business Administration.

Equity Portfolio

Company	Number of Shares of Common Stock at March 31, 2021		Estimated Value at March 31, 2021
Eton Pharmaceuticals	3,500,000	(1)	$25,620,000	(1)
Surface Ophthalmics	3,500,000		$11,550,000	(2)
Melt Pharmaceuticals	3,500,000		$17,500,000	(2)
Estimated Total Value			$54,670,000

(1)	Subsequent to the close of the first quarter, Harrow Health sold approximately 1.5 million shares of Eton common stock, reducing its stock ownership to approximately 2.0 million shares, representing approximately 8% ownership.
(2)	Represents a non-GAAP value, which is calculated as the conversion price of the Series A Preferred Stock (from the most recent offering of the applicable company) multiplied by the number of shares owned by Harrow.

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